The McGraw-Hill Companies Reports 43.2% Increase in Fourth Quarter EPS

Fourth Quarter 2009 Highlights:

- Diluted earnings per share of $0.53
- Net income increases by 44.3% to $167.3 million
- Operating margin expands in all segments

2010 Guidance: $2.55 to $2.65 per diluted share vs. $2.33 in 2009

NEW YORK, Jan. 26 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today announced diluted earnings per share of $0.53 for the fourth quarter of 2009, a 43.2% increase compared to $0.37 for the same period in 2008. It was the first quarterly increase in diluted earnings per share for The McGraw-Hill Companies since the third quarter of 2007.

Fourth quarter earnings per share in 2009 included a pre-tax gain of $10.5 million ($6.7 million after tax), or $0.02 per diluted share from the divestiture of BusinessWeek in December. In the fourth quarter of 2008, diluted earnings per share included a pre-tax restructuring charge of $26.3 million ($16.4 million after tax), or $0.05 per diluted share.

Net income for the fourth quarter of 2009 increased by 44.3% to $167.3 million. Fourth quarter revenue grew by 3.3% to $1.5 billion, the first quarterly increase in revenue since the third quarter of 2007.

"Continued recovery in the corporate new issue market here and overseas at Standard & Poor's Credit Market Services and an upswing in higher education, professional and international markets enabled us to finish 2009 positively and set the stage for more growth in 2010," said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. "Increased revenue and tight cost controls contributed to substantial improvement in our operating margin in the fourth quarter compared to the same period last year."

For 2009, The McGraw-Hill Companies reported diluted earnings per share of $2.33, which reflected a loss of $0.03 per diluted share on the divestiture of Vista Research, net restructuring charges of $0.03 per diluted share and a gain on the divestiture of BusinessWeek of $0.02 per diluted share. In 2008, diluted earnings per share of $2.51 included restructuring charges of $0.14 per diluted share.

Net income in 2009 declined by 8.6% to $730.5 million. Revenue for the year decreased by 6.3% to $5.95 billion.

Education: Revenue for this segment in the fourth quarter of 2009 increased by 2.6% to $520.0 million. Operating profit for the period was $33.5 million compared to a loss of $12.7 million in the fourth quarter of 2008, which included $11.4 million in restructuring charges. Foreign exchange rates increased revenue by $8.2 million but reduced operating profit by $2.0 million.

For full year 2009, revenue declined 9.5% to $2.4 billion at McGraw-Hill Education. Including restructuring charges of $11.6 million, operating profit was off 14.1% to $276.0 million compared to 2008. In 2008, operating profit of $321.4 million reflected restructuring charges of $25.3 million. Foreign exchange rates reduced revenue by $26.6 million in 2009 and had an immaterial impact on operating profit.

The McGraw-Hill School Education Group's revenue declined 7.6% to $149.8 million in the fourth quarter and fell by 18.4% to $1.1 billion for full year 2009 compared to 2008.

The McGraw-Hill Higher Education, Professional and International Group's revenue increased 7.5% to $370.2 million in the fourth quarter and was off by 0.1% to $1.3 billion for full year 2009 versus 2008.

The elementary-high school market showed signs of recovery in the final months of 2009. After declining steadily during the first eight months, sales started improving in September as state allocations, which were made later than usual in some regions, and federal stimulus funds spurred fourth-quarter purchasing.

The McGraw-Hill School Education Group benefited in the fourth quarter from strong orders for its intervention materials, particularly Number Worlds and the Direct Instruction suite of reading and math products, which are designed to help students who have fallen behind or need extra help to reach grade-level standards. These programs are widely used in Title I programs for disadvantaged students and IDEA special education programs, which received federal stimulus funding this year as part of the American Recovery and Reinvestment Act of 2009.

Gains in the basal and intervention markets were offset by a substantial decline in testing during the fourth quarter. The planned phase out of statewide summative contracts in Arizona, California and Florida, part of a more selective approach to the custom testing market, and the reduced scope of work on several continuing contracts, were the major factors in the fourth quarter decline in testing. In the expanding market for formative assessment, Acuity continued to gain customers throughout 2009, adding new features and functionality, including Acuity Unwired, a wireless version that uses a handheld device.

For 2009, district-level purchasing postponements had a dramatic impact on revenue potential in the state new adoption market, particularly in California and Florida. Estimated at $725 million to $775 million early in 2009, the state new adoption market soon began to contract under the impact of state and local budget deficits. Still, McGraw-Hill Education captured 30% of the total available dollars in the state new adoption market which will end the year in the $500 million to $510 million range.

In California, McGraw-Hill School Education won a combined market share of more than 40% for two K–5 reading programs and more than 30% of the math adoption for grades K–5 and 6–8 titles. Other capture rates exceeded 30% for K–12 science in Tennessee, 35% for K–12 social studies in Indiana, and 40% for K–5 math in South Carolina. Significant adoption sales were also produced by health, Spanish and vocational materials.

Although postponements also affected sales in the open territory, McGraw-Hill School Education captured business across a wide range of subjects. Significant open territory adoptions included reading in Philadelphia; math in Wichita, Kansas; and science in Columbus, Ohio and Providence, Rhode Island.

In the fourth quarter, the McGraw-Hill Higher Education, Professional and International Group benefited from a surge in second semester ordering in the U.S. college and university market and improved performances in professional and international markets.

Strong growth in enrollments, a robust front list, and an expanded line of digital products produced a solid gain in U.S. higher education. Double-digit revenue increases were recorded for e-books, online courses and online study tools for students, including McGraw-Hill Connect™, the industry's most advanced interactive platform.

McGraw-Hill Higher Education's best sellers in the fourth quarter included:
•	McConnell, Brue and Flynn, Economics, 18th Edition
•	Lucas, The Art of Public Speaking, 10th Edition
•	Nickels, McHugh and McHugh, Understanding Business, 9th Edition
•	Garrison, Noreen and Brewer, Managerial Accounting, 13th Edition
•	Shier, Butler and Lewis, Hole's Human Anatomy and Physiology, 12th Edition

A changing product mix in professional markets contributed to improved sales in the fourth quarter. Digital products and services continued their year-long double-digit growth rate while traditional book sales at retail produced the first year-over-year increase in 2009 in the fourth quarter.

In international markets, the demand for higher education products in most regions and favorable exchange rates were the keys to fourth quarter growth.

Financial Services: Revenue for the segment climbed by 10.6% to $689.2 million in the fourth quarter compared to the same period last year. Including a $26.2 million increase in incentive compensation, operating profit in the fourth quarter grew by 14.6% to $250.0 million compared to $218.1 million last year, which reflected a pre-tax restructuring charge of $6.6 million. Foreign exchange rates benefited revenue by $16.5 million, but negatively impacted operating profit by $8.1 million.

For full year 2009, revenue for Financial Services declined by 1.7% to $2.6 billion. Including a $46.6 million increase in incentive compensation, a $13.8 million loss on the divestiture of Vista Research and a net benefit of $0.4 million from restructuring actions, operating profit declined by 5.3% to $1.0 billion versus $1.1 billion in 2008, which reflected $25.9 million in restructuring charges. Foreign exchange rates negatively impacted revenue by $43.4 million and reduced operating profit by $15.4 million.

Standard & Poor's Credit Market Services' revenue increased 19.4% in the fourth quarter to $473.4 million and slipped by 0.4% to $1.7 billion in full year 2009 compared to 2008.

Standard & Poor's Investment Services' revenue decreased 4.8% in the fourth quarter to $215.8 million and was off by 4.2% to $861.9 million in full year 2009 compared to 2008.

A surge in debt issuance produced a 62.5% increase in transaction revenue to $153.0 million, or 32.3% of Standard & Poor's Credit Market Services fourth quarter revenue. For 2009, transaction revenue reversed the negative trend of the prior year and grew by 0.2% to $539.2 million.

Non-transaction revenue at Standard & Poor's Credit Market Services, which includes annual contracts, surveillance and subscription fees, grew by 6.0% to $320.3 million in the fourth quarter compared to the same period last year. The primary drivers were increases in subscriptions and annual fees, and favorable foreign exchange rates. For 2009, non-transaction revenue was off 0.6% to $1.2 billion.

New issue dollar volume increased by 21.0% in the U.S. market in the fourth quarter compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications. Although industrials issuance grew by 19.0%, total corporate issuance declined by 7.6% due to lower activity by financial institutions, which continued to deleverage their balance sheets. Global issuance of industrial- and speculative-grade corporate bonds increased as credit spreads narrowed significantly, issuers raised capital to improve liquidity, and investors continued buying lower rated bonds. Public finance increased by 53.2%. Mortgage-backed securities grew by 116.0%. Asset-backed securities were up 179.1%. Collateralized debt obligations fell by 63.2%.

In Europe, total new issue dollar volume declined by 9.8% in the fourth quarter as reduced issuance by financial institutions offset a 36.9% increase by industrials.

International revenue grew by 17.7% to $233.7 million in the fourth quarter at S&P Credit Market Services. International revenue accounted for 49.4% of S&P Credit Market Services' fourth quarter top line compared to 50.1% for the same period last year. For 2009, international revenue was off by 1.0% to $832.4 million at S&P Credit Market Services.

For S&P Investment Services, which produced 31.3% of Financial Services' revenue in the fourth quarter, gains at Capital IQ and S&P Indices were offset by the divestitures of Vista Research and CRISIL's Gas Strategies as well as the expiration of contracts with banks for independent equity research required by the research settlement.

Growth in exchange-traded funds in the fourth quarter helped S&P Indices overcome a 31% decline in the average daily trading volume of exchange-traded derivative contracts. Reflecting the recovery in global markets, assets under management in exchange-traded funds based on S&P indices ended 2009 at $247.0 billion, an increase of 21.3% compared to December 2008. Since the third quarter of 2009, there was an 11.9% sequential increase in assets under management. At the end of 2009, there were 217 exchange-traded funds based on S&P indices, including five launched in the fourth quarter.

Despite the challenging market environment, Capital IQ continued to win new clients by introducing new data and functionality to its Web-based platform. The client base grew to more than 2,900 in the fourth quarter, up 9.9% for the year.

Information & Media: Revenue for this segment in the fourth quarter declined 11.4% to $253.3 million. Including a pre-tax gain of $10.5 million on the divestiture of BusinessWeek in December, operating profit for the fourth quarter increased 40.6% to $45.9 million. In 2008, fourth quarter operating profit of $32.7 million included a pre-tax charge of $5.3 million for restructuring.

For full year 2009, revenue for the segment declined 10.2% to $953.9 million. Including the pre-tax gain of $10.5 million on the sale of BusinessWeek, operating profit increased by 0.7% to $92.7 million. In 2008, operating profit of $92.1 million included a pre-tax restructuring charge of $19.2 million. In 2009, foreign exchange's impact on revenue was not material, but benefited operating profit by $7.3 million.

Revenue and operating profit in 2009 were affected by the conversion of a number of J.D. Power and Associates' syndicated studies to an online platform. An estimated $11.4 million of revenue and $7.1 million of operating profit that would have been recognized in 2009 was deferred and will be recognized ratably over the 12-month service period. The conversion had a minimal impact on revenue and operating profit in the fourth quarter.

The Business-to-Business Group's revenue in the fourth quarter declined by 9.5% to $230.0 million. The results reflect revenue for two months from BusinessWeek. Other brands in the group include Aviation Week, J.D. Power and Associates, McGraw-Hill Construction and Platts.

For full year 2009, the Business-to-Business Group's revenue decreased 8.6% to $872.7 million. Revenue growth at Platts in the global energy market was offset in the fourth quarter and the year by weakness in advertising, softness in the construction market, and declines in the automotive sector at J.D. Power and Associates.

Revenue for the Broadcasting Group in the fourth quarter decreased 26.6% to $23.3 million and was off 24.2% to $81.1 million for the year. National and local-time sales declined in the fourth quarter. The absence of political advertising in a non-election year was the biggest factor in the decrease in both fourth quarter and full year results.

The Outlook: "With improving prospects in our key markets, we expect earnings per share of $2.55 to $2.65 in 2010," said Mr. McGraw.

Conference Call/Webcast Details:  The Corporation's senior management will review the fourth quarter and full year 2009 earnings results on a conference call scheduled for this morning, January 26, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation's Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=2664752. (Please copy and paste URL into web browser.)

Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until February 26, 2010. Domestic participants may call (800) 451-9006; international participants may call +1 (203) 369-1209 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, McGraw-Hill Education, Platts, Capital IQ, J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Corporation has more than 280 offices in 40 countries. Sales in 2009 were $5.95 billion. Additional information is available at www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: January 26, 2010

The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2009 and 2008

(dollars in thousands, except per share data)

(unaudited)		Three Months			Twelve Months

	2009	2008	% Change	2009	2008	% Change

Revenue	$ 1,462,492	$ 1,415,418	3.3%	$ 5,951,782	$ 6,355,055	(6.3) %

Expenses	1,180,085	1,209,391	(2.4)%	4,692,742	4,980,371	(5.8) %
Other income/(loss)	10,545	-	N/M	(3,304)	-	N/M

Income from operations	292,952	206,027	42.2%	1,255,736	1,374,684	(8.7) %

Interest expense, net	19,950	15,438	29.2%	76,867	75,624	1.6%

Income before taxes on income	273,002	190,589	43.2%	1,178,869	1,299,060	(9.3) %

Provision for taxes on income	99,373	69,552	42.9%	429,108	479,695	(10.5) %

Net income	173,629	121,037	43.5%	749,761	819,365	(8.5) %

Less: net income attributable to noncontrolling interests	(6,335)	(5,116)	23.8%	(19,259)	(19,874)	(3.1) %

Net income attributable to The McGraw-Hill Companies, Inc.	$ 167,294	$ 115,921	44.3%	$ 730,502	$ 799,491	(8.6) %

Earnings per common share:
Basic	$ 0.54	$ 0.37	45.9%	$ 2.34	$ 2.53	(7.5) %
Diluted	$ 0.53	$ 0.37	43.2%	$ 2.33	$ 2.51	(7.2) %

Dividend per common share	$ 0.225	$ 0.22	2.3%	$ 0.90	$ 0.88	2.3%

Average number of common shares outstanding:
Basic	312,687	311,215		312,223	315,559
Diluted	314,482	312,834		313,296	318,687

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended December 31, 2009 and 2008

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$519,955	$506,539	2.6%
Financial Services	689,197	623,051	10.6%
Information & Media	253,340	285,828	(11.4)%
Total revenue	$1,462,492	$1,415,418	3.3%

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(f)	$486,490	$519,273	6.3%
Financial Services (a)(f)	439,232	404,940	(8.5)%
Information & Media (a)(c)	207,406	253,149	18.1%
Total segment expenses	$1,133,128	$1,177,362	3.8%

(unaudited)		Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education (a)(f)	$33,465	$(12,734)	N/M
Financial Services (a)(f)	249,965	218,111	14.6%
Information & Media (a)(c)	45,934	32,679	40.6%
Total operating segments	329,364	238,056	38.4%
General corporate expense (a)	(36,412)	(32,029)	(13.7)%
Interest expense, net	(19,950)	(15,438)	(29.2)%
Total operating profit *	$273,002	$190,589	43.2%

N/M - not meaningful
*  Income before taxes on income

Exhibit 2 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education	$2,387,787	$2,638,893	(9.5)%
Financial Services	2,610,123	2,654,287	(1.7)%
Information & Media	953,872	1,061,875	(10.2)%
Total revenue	$5,951,782	$6,355,055	(6.3)%

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(e)(f)	$2,111,768	$2,317,495	8.9%
Financial Services (b)(d)(e)(f)	1,596,028	1,583,930	(0.8)%
Information & Media (b)(c)(e)	861,204	969,824	11.2%
Total segment expenses	$4,569,000	$4,871,249	6.2%

(unaudited)		Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(e)(f)	$276,019	$321,398	(14.1)%
Financial Services (b)(d)(e)(f)	1,014,095	1,070,357	(5.3)%
Information & Media (b)(c)(e)	92,668	92,051	0.7%
Total operating segments	1,382,782	1,483,806	(6.8)%
General corporate expense (e)	(127,046)	(109,122)	(16.4)%
Interest expense, net	(76,867)	(75,624)	(1.6)%
Total operating profit *	$1,178,869	$1,299,060	(9.3)%

*   Income before taxes on income

(a)
2008 segment expenses and operating profit for the three months include a pre-tax restructuring charge of $26.3 million as follows: McGraw-Hill Education, $11.4 million; Financial Services, $6.6 million; Information & Media, $5.3 million; and General Corporate, $3.0 million.

(b)
2009 segment expenses and operating profit for the twelve months include a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the three and twelve months include a $10.5 million pre-tax gain on the sale of BusinessWeek.
(d)	2009 segment expenses and operating profit for the twelve months include a $13.8 million pre-tax loss on the sale of Vista Research, Inc.
(e)
2008 segment expenses and operating profit for the twelve months include a pre-tax restructuring charge of $73.4 million as follows: McGraw-Hill Education, $25.3 million; Financial Services, $25.9 million; Information & Media, $19.2 million; and General Corporate, $3.0 million.

(f)	2008 segment expenses and operating profit have been restated to reflect the impact of the Company's adoption of FASB ASC 810-10-65-1 "Consolidation" in the first quarter of 2009.

Exhibit 2 - p. 2 of 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended December 31, 2009 and 2008

(dollars in thousands)

	(unaudited)	Revenue
				% Favorable
		2009	2008	(Unfavorable)
	Three Months
	McGraw-Hill Education	$519,955	$506,539	2.6%
	Financial Services	689,197	623,051	10.6%
	Information & Media	253,340	285,828	(11.4)%
	Total revenue	$1,462,492	$1,415,418	3.3%

	(unaudited)	Segment Expenses
				% Favorable
		2009	2008	(Unfavorable)
	Three Months
	McGraw-Hill Education (a)(f)	$486,490	$507,877	4.2%
	Financial Services (a)(f)	439,232	398,352	(10.3)%
	Information & Media (a)(c)	217,951	247,837	12.1%
	Total segment expenses	$1,143,673	$1,154,066	0.9%

	(unaudited)	Operating Profit
				% Favorable
		2009	2008	(Unfavorable)
	Three Months
	McGraw-Hill Education (a)(f)	$33,465	$(1,338)	N/M
	Financial Services (a)(f)	249,965	224,699	11.2%
	Information & Media (a)(c)	35,389	37,991	(6.8)%
	Total operating segments	318,819	261,352	22.0%
	General corporate expense (a)	(36,412)	(29,029)	(25.4)%
	Interest expense, net	(19,950)	(15,438)	(29.2)%
	Total operating profit *	$262,457	$216,885	21.0%

	N/M - not meaningful
*	Income before taxes on income

Exhibit 3 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education	$2,387,787	$2,638,893	(9.5)%
Financial Services	2,610,123	2,654,287	(1.7)%
Information & Media	953,872	1,061,875	(10.2)%
Total revenue	$5,951,782	$6,355,055	(6.3)%

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(e)(f)	$2,100,152	$2,292,201	8.4%
Financial Services (b)(d)(e)(f)	1,582,602	1,558,051	(1.6)%
Information & Media (b)(c)(e)	867,760	950,607	8.7%
Total segment expenses	$4,550,514	$4,800,859	5.2%

(unaudited)	Operating Profit
			% Favorable
	2009	2008	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(e)(f)	$287,635	$346,692	(17.0)%
Financial Services (b)(d)(e)(f)	1,027,521	1,096,236	(6.3)%
Information & Media (b)(c)(e)	86,112	111,268	(22.6)%
Total operating segments	1,401,268	1,554,196	(9.8)%
General corporate expense (e)	(127,046)	(106,122)	(19.7)%
Interest expense, net	(76,867)	(75,624)	(1.6)%
Total operating profit *	$1,197,355	$1,372,450	(12.8)%

*	Income before taxes on income

(a)
2008 segment expenses and operating profit for the three months exclude a pre-tax restructuring charge of $26.3 million as follows: McGraw-Hill Education, $11.4 million; Financial Services, $6.6 million; Information & Media, $5.3 million; and General Corporate, $3.0 million.

(b)
2009 segment expenses and operating profit for the twelve months exclude a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the three and twelve months exclude a $10.5 million pre-tax gain on the sale of BusinessWeek.
(d)	2009 segment expenses and operating profit for the twelve months exclude a $13.8 million pre-tax loss on the sale of Vista Research, Inc.
(e)
2008 segment expenses and operating profit for the twelve months exclude a pre-tax restructuring charge of $73.4 million as follows: McGraw-Hill Education, $25.3 million; Financial Services, $25.9 million; Information & Media, $19.2 million; and General Corporate, $3.0 million.

(f)	2008 segment expenses and operating profit have been restated to reflect the impact of the Company's adoption of FASB ASC 810-10-65-1 "Consolidation" in the first quarter of 2009.

Non-GAAP Measures

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the three and twelve months ended December 31, 2009 and 2008. These non-GAAP measures exclude the impact of restructuring charges, a loss on the sale of Vista Research, Inc and a gain on the sale of BusinessWeek. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. This exhibit should be read in conjunction with Exhibit 2.

Exhibit 3 - p. 2 of 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Transaction vs. Non-Transaction Revenue
Periods ended December 31, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Transaction Revenue (a)	$153,020	$94,170	62.5%
Non-Transaction Revenue (b)	320,331	302,143	6.0%
Total Credit Market Services Revenue	$473,351	$396,313	19.4%

(unaudited)
	2009	2008	% Change
Twelve Months
Transaction Revenue (a)	$539,194	$538,154	0.2%
Non-Transaction Revenue (b)	1,208,981	1,216,616	(0.6)%
Total Credit Market Services Revenue	$1,748,175	$1,754,770	(0.4)%

(a) Revenue related to rating new issuance of corporate, public finance, structured finance instruments, bank loans and corporate credit estimates.
(b) Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Domestic vs. International Revenue
Periods ended December 31, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Domestic Revenue	$239,685	$197,785	21.2%
International Revenue	233,666	198,528	17.7%
Total Credit Market Services Revenue	$473,351	$396,313	19.4%

(unaudited)
	2009	2008	% Change
Twelve Months
Domestic Revenue	$915,809	$913,597	0.2%
International Revenue	832,366	841,173	(1.0)%
Total Credit Market Services Revenue	$1,748,175	$1,754,770	(0.4)%

Exhibit 4